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                                  EXHIBIT 12


                   THE LUBRIZOL CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

              (all amounts except ratios are shown in thousands)



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

                                                  1998            1997             1996            1995             1994
                                                -------         -------           ------          ------           ------
Pretax income                                   $118,814        $231,147         $250,608        $225,574         $251,459

Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                                   (1,470)         (3,018)             (48)         (1,384)            (871)

Add losses of less than 50%
  owned affiliates included
  in pretax income                                   888              66               56           1,808              490


Add fixed charges net of
  capitalized interest                            18,976          10,803           10,955          10,376            3,149


Add previously capitalized
  interest amortized during
  period                                           1,191           1,118              968           1,096              452
                                                --------        --------         --------        --------        ---------
"Earnings"                                      $138,399        $240,116         $262,539        $237,470         $254,679
                                                ========        ========         ========        ========         ========
Gross interest expense
  including capitalized
  interest ("Fixed Charges")                    $ 20,743        $ 13,194         $ 14,010        $ 14,693         $  6,922

Ratio of earnings to
  fixed charges                                     6.67            18.2             18.7            16.2             36.8


Special adjustments:
-------------------
"Earnings"                                      $138,399        $240,116         $262,539        $237,470         $254,679

Plus asset impairment
  and special charges                             36,892                                            9,489

Less gains on investments                        (16,201)                         (53,280)        (38,459)         (41,235)
                                                --------        --------         --------        --------         --------
Adjusted "Earnings"                             $159,090        $240,116         $209,259        $208,500         $213,444
                                                ========        ========         ========        ========         ========
Ratio of adjusted earnings
  to fixed charges                                  7.67            18.2             14.9            14.2             30.8

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